Exhibit 99.2

TRANSCRIPT

Barry Hollingsworth, Chief Financial Officer: Thank you and good morning everyone. Welcome to the Parent Company’s fourth quarter earnings call for our fiscal year 2007. With me today is Mike Wagner, president and chief executive officer.

Before we get started, I’d like you to know that certain matters in this call are forward-looking statements that are subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Although we may believe that expectations are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Please refer to the risk factors noted in our third-quarter 10-Q, filed with the SEC on December 18th.

And I want to point out that this call is being recorded, and we’re going to file the contents of this call, including Q&A, in an 8-K filing with the SEC early next week.

Net sales in Q4 were $75.9 million, which compares to $85.6 million in the prior year. The decline in Q4 was primarily attributable to a significant decline in sales at one of our strategic retail partners due to system challenges and changes in catalog marketing strategy.

Total operating costs were $22.1 million in Q4, compared to $23.2 million in the prior year. Our operating expenses are broken down into fulfillment, selling and marketing, and G&A. Fulfillment expenses improved to $5.9 million in the fourth quarter, from $7 million last year. Fulfillment costs consist of personnel, occupancy and other costs associated with our Blair’s in Ringgold, Virginia fulfillment centers. It also includes personnel and other costs associated with logistical support and vendor operations.

The year over year improvement was primarily due to infrastructure enhancements, which resulted in lower variable labor costs. Selling and marketing costs improved to $11.5 million in Q4 – from $11.9 million last year. This improvement was primarily due to lower royalty expense, and that was a result of decreased revenue from our strategic partnerships.

Sales and marketing expenses consist of customer service, credit card fees, royalty expense, net advertising, catalog marketing, promotional expenses incurred by us on behalf of our partners, and payroll related to buying, business management and marketing functions.

General and administrative expenses increased to $4.6 million in Q4 – from $4.3 million last year – due primarily to the additional G&A expense associated with the acquired baby business. G&A expense consists of wages and benefits for employees, except for fulfillment and customer service. These expenses also include costs for computer and communications technology, rent, utilities for our corporate offices, travel, depreciation and other general costs.

Interest expense was $225,000 in the quarter. That compares to $1.6 million last year, and that's due to a lower debt level. Our total debt was $2.8 million at the end of the quarter. And that compares to $53 million at the beginning of the year. Total D&A, depreciation and amortization was $545,000 in the quarter, compared to $287,000 last year.

Our balance sheet includes $22.3 million of current assets. And that includes $17.8 million of net inventory, compared to our peak level of $34.8 million at the end of Q3. Our current assets are greater than our current liabilities, and we have no long-term debt.

And with that, I'm going to turn it over to Mike Wagner.

Mike Wagner, Chief Executive Officer: Hello everyone and thank you for joining us today. I'm Mike Wagner, CEO of The Parent Company. Let me start off by giving a quick background on our company. Our family of brands include 7 commerce sites and three content new media sites. Our sites in the fourth quarter attracted over 18 million visitors. At the end of the quarter we completed the first 112 days of our merger.

I’m proud to report that we achieved significant milestones in our combined business during the third quarter. One of the key changes we made is our new name, The Parent Company. The name reflects our company's focus on meeting the needs of today’s growing families, with our balanced model of commerce, content and new media.

As I mentioned before, we launched the Baby Universe Dream Time Web site on our technology platform within a few days of completing the merger. We absorbed all of Baby Universe functions into our Denver corporate headquarters, after closing the Jupiter, Florida, office of Baby Universe. This resulted in a $2.5 million payroll savings. We integrated the Baby Universe datacenter into our Denver data center. We closed two Baby Universe warehouses, and moved the physical inventory into our Virginia fulfillment center.

Because of these efforts we have eliminated approximately $6.5 million annualized costs saved with this merger. And in this quarter we did realize about $1.2 million in cost savings. However, we still had transitional costs associated with shutting down the Baby Universe facilities.

In the fourth quarter, our baby business incurred a $500,000 operating loss on very light sales volumes through the transition. This compares to a $1.7 million loss in the fourth quarter of 2006 for the baby business.

On a company-wide basis, we integrated new technologies to help us better manage our combined businesses. We rolled out a significantly more robust e-mail solution across all of our e- commerce and content brands. This gives our marketing and transactional e-mail programs more flexibility and scalability.

We delivered more than 54 million promotional e-mails during this fourth quarter to our subscribers. Historically we drive about 12 percent of our overall revenue through our e-mail marketing campaign. This new tool gives us better deliverability rates, and the ability to do advertising testing on multiple branded e-mail campaigns. It will also help us target segmented customer files to drive better revenue.

We also upgraded our Web analytics tool, to provide better site analysis and customer behavior information across all our brands. This tool gives us better real time insight into product conversion rates, shop cart abandonment, and click screen traffic – allowing us to react more quickly to changes in customer behavior.

Additionally, we began using Omniture Search Center, further automating our search marketing efforts. During the holiday season we had more than 75,000 active keywords across our brands. This automated tool adjusts keyword bit costs, based on sales and marketing costs performance. This will have a positive impact on our online marketing performance in fiscal 2008.

I want to spend the majority of our time this morning talking about the performance of our core business areas, content, baby and toys. We seek to build relationships with our customers from their child’s conception to the teenage years. The first step in creating that relationship with expectant parents is through our content sites.

Baby TV, ePregnancy and Posh Cravings offer information, advice, social networking for moms. Our wide variety of content includes articles, videos, message boards, blogs, forums and photo galleries. During the fourth quarter our content sites tripled their traffic. This traffic increase will allow us to generate more ad revenue in the months ahead.

Let me give you some facts about our core audience. More than 43 million moms go online daily, and spend an average of 85 minutes there; according to comScore Media Metrix. Last year women's community was the most visited and fastest growing internet category. And the number of unique visits to women's community sites jumped 35 percent – to 70 million, from 52 million the prior year.

We are committed to attracting and retaining more of this information hungry audience. We believe this is an important growth area for The Parent Company in 2008. That’s why we brought in a new content executive to lead strategy and marketing efforts for this part of our business. She will be responsible for our existing content platforms, as well as the development and implementation of our new content initiatives. These include Toys.com, Birthdays.com and Hobbies.com.

We project that our three existing content sites will be bottom-line profitable this year. They also play a key role in our overall business strategy to migrate those moms into our baby business. Typically, an expectant mom will spend anywhere from $1,500 to $2,500 on baby products during the months around her baby's due date. We want to increase our share of that spend.

Our baby business includes Baby Universe, Dream Time Baby and Posh Tots. We launched the Baby Universe and Dream Time Baby Web sites on our e-commerce platform immediately following the merger. This was a major effort as we entered the critical holiday shopping season for our toy business.

After those initial launches, we needed to redirect our resources to focus on the toy business through the peak season. Since the holidays, we took a hard look at the baby brands, especially Baby Universe. We completed a brand analysis and determined the brand needed to take on a more contemporary look and feel to appeal to today's mom. And you can see the results on our newly refreshed Baby Universe Web site, and in our first ever Baby Universe catalog.

We’re really proud of both the site and the catalog. The new site look launched at the end of March, and the test catalog began arriving in homes the first week of April. I encourage you to take a look at the new Baby Universe site. It reflects what I call the best of breed. It resembles a high-end boutique that you'll find in an upscale area of a major city. While we offer something for everyone’s taste and budget at Baby Universe, we want to go with a boutique feel because of the number of high-end brands we carry.

We have highlighted up to 30 top brands and categories with special landing pages, giving these areas a store-within-a-store feel. We also have a dedicated area to organics and eco-friendly products.

Following the March re-launch, we are achieving better conversion rates on Baby Universe, compared to previous years. These increased conversion rates give us the ability to increase our online marketing efforts to drive profitable sales. As I mentioned publicly, as we have rationalized the marketing for this business, we do expect the sale for Baby Universe and Dream Time to be below historical levels in 2008. But, we expect the business to be much more profitable in 2008.

We are also developing a brand new line of proprietary baby products. Some of the products include bedding, gear and apparel. We're leveraging our in-house product development expertise, and we expect to launch the first of our proprietary products in early summer. Our goal is to achieve higher margin, and offer our customers good values, especially on the basics.

As we continue to transition our customer from brand to brand, our goal is to introduce our baby customers to our toy brands. One of our first successful tasks was sending our baby customers our 2007 eToys Holiday Catalog. Based on the results of this small sample test, we plan to roll out a much larger toy catalog campaign to our baby customers in 2008.

Our toy business generated the majority of fourth quarter sales. The toy business includes eToys, My Twin, and our strategic retail partners. The overall toy industry experienced a decrease of 2 percent in 2007, which was a result of negative press coverage from toy safety issues and the lack of a single hot toy for the year.

In spite of this, our core eToys Web site achieved positive comparable sales in the fourth quarter – even though the fourth quarter of 2006 had 14 weeks, compared to 13 weeks this quarter. We have a very powerful brand in eToys.com, and we expect it to be a growth catalyst for our company in 2008, and beyond.

Our toy business also includes our strategic retail partners. The Parent Company provides a toy e-commerce solution for other major retailers. We offer category management, product content, inventory control and order fulfillment.

This part of our business was greatly impacted by one partner that we support both catalog and online. We experienced an $11 million sales decline with this partner, due to this partner’s system challenges and a change in catalog marketing strategy. We are currently working with this partner to achieve historical sales levels in 2008.

We added HSN to our roster of strategic retail partners in 2007. Because of our toy industry knowledge and expertise, we are seeing increased interest from well-known retailers that are interested in forming a partnership with us. For us to consider implementing a new partner, our minimum annual revenue requirements are $1 million.

The Parent Company’s toy business also includes My Twinn, which is our proprietary doll business. Our personalized My Twinn dolls are created by our own artists to resemble a child’s – a customer’s child. All of the products developed for the My Twinn business are done in-house. In 2007 we created over 40,000 custom dolls, at an average selling price of $139.

Currently, the My Twinn personalized doll is only available through the My Twinn Web site and catalog, and on the QVC television network. Our My Twinn revenue in the fourth quarter – in the fourth quarter was impacted by reduced QVC programming. It was our third season on QVC, but we had fewer scheduled air times in 2007, compared to previous years.

However, we did achieve record sales on our QVC programs during the final My Twinn airing in 2007. QVC continues to work with us in 2008, and we anticipate airings during the key toy programming in the second half of 2008.

There are some additional notes I’d like to share with – on our toy business. We're working to increase the percent of proprietary toy products we offer on eToys. In 2007, our proprietary products made up 2 percent of our revenue in the toy business, and a greater percent of the gross profit margin.

We’re anticipating growing that number to 6 percent in 2008. Through these products, we’re able to achieve higher product margins, while offering greater values to our customers. In the fourth quarter, our gross profit margins felt pressure due to a decrease in toy demand, which forced us to run additional promotions in order to balance our inventory. Also, we saw an increase in video game sales, which have lower product margins.

Overall, our fulfillment center performed very well during the holiday season. This facility serves all of our e-commerce brands, and our strategic retail partners. Approximately 88 percent of orders were shipped within 24 hours during our peak selling period

To our shareholder base, our management and the board of directors are very focused on creating price stability and better float within our stock. Along these lines, we have engaged an investment bank, and are actively reviewing a creative merger transactions that will increase the share flow, while increasing bottom line performance of the company.

To wrap up, we are pleased with the amount we have accomplished in the 100-plus days since our merger. We’re looking forward to a productive 2008. And now I would like to open for questions

Shawn Milne: Good morning, and thanks for taking my question. Just that – just a couple. Given that you talked about one of your strategic partners, you know, causing the bulk of the shortfall in the toy business, you know, it seems like it was a bit of a perfect storm in the toy category for you. Should we then expect more along the lines of double-digit growth in the e-Toy business in Q4 of 2008, if you can look out to that? And secondly, I know you’re still very early in terms of the content rollout, but can you give us some broad objectives on how you see that shaping up in 2008? Thank you.

Mike Wagner: First of all, on the – there’s no question that 2007 was a difficult toy year. Historically, our eToys Web site has achieved close to 20-percent annual growth. It was definitely softer this last year. We anticipate getting back to that 20-percent annual growth rate. We also have not given up on our strategic retail partners, and we expect to recover what we lost this last year in that area. Whether it's – whether it’s through the partner that had trouble, or by adding additional partners, which as I mentioned we have a lot of interest from what I consider major branded Web sites. And for the content, I'm sorry, what was the question on the content?

Shawn Milne: You brought in some executives, but if you can just give out – give us some broad assumptions of what you're thinking about next year.

Mike Wagner: Yes. So, on the content initiatives, we, you know, the business started as a – as kind of more of a offshoot to our existing management. And bringing in a dedicated person is definitely going to help direct that to the next level. Today we’re driving all of our ad revenue through banner ads, and we think there’s probably two other sources of revenue for that – for that business.

And those two other sources, what I would consider affiliate revenue, by driving some shopping activity – whether it’s to our own sites or to other sites – and taking a rev share on that. And the other source is basically acquiring that list – attracting those customers and potentially selling that list. Whether it's an e-mail campaign that somebody's sponsoring, or it's a targeted list for a mailing.

And so, for this year as far as new content initiatives, we’re very focused on the Toys.com piece of our business. And we do have a skeleton business plan for that. And this new executive is here to basically execute on that.

Shawn Milne: OK. Barry, just one follow-up on the – the numbers in the quarter – the – some of the costs were actually a little bit below what we were looking for. But, the G&A was a bit above what we were looking for. What is the run rate look like in that business, you know, you said there was some transition issues in the fourth quarter. What would that run rate look like in early ‘08? Thank you.

Barry Hollingsworth: Yes. You’re right. It was a little higher than we expected initially. And that’s because there were some transitional items kind of left over from the transaction. And in addition, our legal fees were a little higher due to re-incorporating the company and changing the name, and those types of things. We expect the run rate and G&A to track closer to $4.3 million going forward on a quarterly basis.

Kristine Koerber, JMP Securities: Yes. Hi. A couple of questions – first of all, Barry, can you just comment on the inventory levels. I know year over year it was up. Is the inventory pretty clean at this point?

Mike Wagner: Yes. Kristine, this is Mike Wagner. Let me – let me take that. Our inventory is primarily up because of the addition of the Baby Universe inventory. We’ve got at the end of the quarter probably just under $3 million of Baby Universe inventory. Associated with the, you know, with the gear, the strollers, the bedding and things like that in our warehouse. So, our toy – our toy inventory ended pretty much even with the end of our fiscal ‘06 inventory level. And I think it's very clean.

We do have a slight reserve, but I don’t think it’s any more than it was the previous year. We do that every year. I think one of the reasons it's clean, is we got very proactive at the beginning of December. To make sure – as we saw some sale shortfall – to make sure that we landed that inventory clean, and we're not sitting on potential problems.

Kristine Koerber: OK. Great. A couple of other questions, you know, you mentioned in the press release, you’re looking for, you know, potential merger candidates. Is there – is that across all of your business categories, or are you focused in a particular area – the content or Baby Universe, what are you thinking, as far as that?

Mike Wagner: We’re actually actively looking at a couple of different concepts. One would be a content play, that would help us leverage some of the infrastructure that’s – that they have in our content business.

And the other one would be a e-commerce play that would fit within The Parent Company family of brands. We’re not looking to buy businesses that are similar to ours. We want to extend that brand. So, in another words, I would not buy another baby business that's doing the same thing that Baby Universe. I would not buy another toy business that’s doing the same thing that eToys is doing.

So, we’re looking for things that can leverage what we have, and add onto that value that we’re giving to that audience.

Kristine Koerber: OK. And then, as far as bringing on more partners, is there a limit to the number of partners you can take on at this point?

Mike Wagner: Not really. We have, you know, there’s an integration piece with every one of those partners. The biggest thing is, we have to feel comfortable that the economics are going to work for us, and that we, you know, and that we believe that that partner is going to do over $1 million in sales. Internally, it probably costs us about $50,000 worth of tech resources to integrate a partner the first time. But once they're up and running, our systems are pretty sophisticated as far as managing the inventory and allocating that out between the partners and maximizing sales.

Kristine Koerber: OK. And then, lastly, have you seen any change in the spending habits by your customer? Just, you know, given the macro environment. And then, I just want to say the Baby Universe Web site looks great, by the way.

Mike Wagner: Well, thank you on the Baby Universe Web site. What's interesting is the customer – there’s definitely been a little bit of softness from the customer side. At the same time, our gross profit margins have been better than anticipated – not intentionally. It's almost like that deal customer has been the one that’s been impacted the most. So, some of our sales performance – some of our promotional sales have had less of an impact than historical levels. And so what we are selling is at a much better product margin level, which is a little bit surprising. But, the only way I can react to that, is I think that deal customer is probably more impacted than that middle-income customer today.

Mike Wagner: So that concludes the conference call. I want to thank all of our participants for joining us. And I look forward to a great 2008. Thank you.

END